EXHIBIT 10.5B

Compensation Amendment and Waiver Agreement
Pursuant to TARP and Other Regulatory Requirements

February 2011

TO:         MB Financial Officer

As you know, MB Financial, Inc. is a participant in the United States Department of Treasury (“Treasury”) TARP Capital Purchase Program (“CPP”).  The Company entered  into a letter agreement with Treasury in connection with that participation, which included a Securities Purchase Agreement — Standard Form (“Treasury Investment Agreement”) providing for the sale to the Treasury of preferred stock and a warrant .  The period that Treasury holds the preferred stock acquired from the Company in the CPP is the “TARP Period.”  Certain other terms used in this agreement are defined below.

In addition, as a public company and as financial institutions, MB Financial, Inc. and its affiliates, including MB Financial Bank, N.A., are subject to regulations issued by the banking regulators and rules issued by the SEC or NASDAQ  relating to our  incentive and other compensation programs.

In order for the Company to maintain compliance with the requirements of participation in the CPP and with other applicable rules and regulations, whether issued or as may be issued in the future,  the Company is required to take certain actions and adopt certain standards, and to make certain changes, to certain compensation arrangements of its senior executive officers and most highly compensated employees, in each case as those individuals are determined under applicable rules.  You are or may become a senior executive officer and/or a most highly compensated employee to whom some or all of the requirement may apply.

To comply with these requirements, and in consideration of your eligibility to receive future incentive compensation (including equity compensation) and the benefits that you receive as an employee, officer and/or stockholder of the Company as a result of the Company’s participation in the CPP or the Company’s status as a public company, you agree as follows:

(A)                              Prohibition on Certain Bonus, Retention or Incentive Compensation.  If you are one of the Company’s top five most highly compensated employees (a “High-5 Employee”) during the TARP Period, you may not earn, nor may the Company pay or award to you, any bonus, retention or incentive compensation for or at the times you are a High-5 Employee. However, this restriction does not preclude the awarding or earning of incentive compensation in the form of restricted stock or units to the extent permitted under the applicable Treasury regulations, or bonus, retention or incentive compensation as may otherwise be permitted under the Treasury regulations. Such permitted compensation includes bonus payments made prior to June 15, 2009, compensation attributable to long-term incentive awards or other contractual commitments in effect on February 9, 2009, or compensation which qualifies as commission payments under EESA.

(B)                                Clawback and Repayment of Bonus and Incentive Compensation.  If, during the TARP Period, you are a senior executive officer (a “SEO”) or you are one of top twenty most highly compensated of the other employees  (a “Top-20 Employee”), any bonus, retention or incentive compensation payments you receive will be subject to recovery (clawback) by the Company if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric or criteria.  In addition to being subject to possible clawback under the CPP rules, incentive compensation paid to you may also be subject to clawback or to modification, such as delayed, deferred or reduced payment, as may be required by regulations applicable to the Company, including rules or regulations issued by the banking regulators, the SEC or NASDAQ under Dodd-Frank or otherwise.

(C)                                No Tax Gross-Up Payment.  If you are one of the Company’s SEOs or a Top-20 Employee during the TARP Period, the Company may not pay you any amount as a reimbursement of taxes owed by you with respect to your compensation.

(D)                               Prohibition on Severance or CIC Payments.  If at the time of your departure (termination of employment) or a change in control (“CIC”) of the Company during the TARP Period you are one of the Company’s SEOs or you are one of the top five most highly compensated of the other employees  (each such individual referred to as a “Top-10 Employee”), the Company may not make any severance or CIC payment to you at that time or later, including after the TARP Period. A severance or CIC payment for this purpose has the same meaning as “golden parachute payment” under EESA.  Generally, a payment (such as cash payment) or a benefit (such as accelerated vesting of an equity award) will be a golden parachute payment under EESA if it is triggered by a change in control of the Company or if the payment or benefit is triggered by the circumstances relating to termination of employment (such as severance pay paid upon involuntary termination without cause). A payment or benefit will not be a prohibited severance or CIC payment if the payment or benefit has already been earned (such as vested deferred compensation or a vested stock option) by the date of the CIC or termination of employment.

(E)                                 Avoidance of Compensation Arrangements Encouraging Excessive Risks, Posing Risks to the Company or Encouraging Manipulation of Reported Earnings.  EESA requires the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) to periodically review the provisions of the Company’s Compensation Arrangements for the purposes of determining if such arrangements encourage the taking of unnecessary and excessive risks that threaten the value of the Company, or pose unnecessary risks to the Company or encourage manipulation of reported earnings. Similar requirements to structure incentive compensation to avoid excessive risk are also imposed on the Company by the banking regulators. To the extent the Compensation Committee determines any such circumstances exist, it is obligated to take action to modify such Compensation Arrangements to limit or eliminate unnecessary or excessive risks or features that encourage earnings manipulation.

(F)                                 Amendment of Compensation Arrangements; Waiver and Repayment.  Each of the Company’s current and future compensation, bonus, incentive and other benefit plans, programs, arrangements and agreements of any type under which you are or may in the future be covered by or be a party to (collectively, “Compensation Arrangements”) is deemed amended by this letter agreement to the extent necessary to give effect to the prohibitions, limitations and requirements of EESA referred to in paragraphs (A) through (F) above, and to otherwise comply with the applicable requirements of EESA.  For this purpose, Compensation Arrangements include, without limitation, all employment agreements, change of control agreements, annual bonus and other incentive plans, and stock option, restricted stock and other cash-based or equity-based compensation plans and agreements.

To the extent required by EESA or other applicable law, rules or regulations, any payment or award to you which is provided for in any such Compensation Arrangement is subject to waiver, forfeiture or repayment to the extent such payment or award is subject to recovery or clawback as described above or did or would violate any applicable provision of EESA or such other laws, rules or regulations. In the event of any such circumstance, you shall be deemed to have waived your right to such payment or award such that no obligation on the part of the Company to pay or provide such waived amount shall exist, and you agree to such waiver and forfeiture, and, if applicable, to repay such amounts within 15 days of receipt of notice from the Corporation that such repayment is required.

(G)                                Definitions, Interpretation and Application.  The following definitions and interpretations shall apply to this letter:

“EESA” means the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act, and as implemented by rules, regulations, guidance or other requirements issued thereunder governing the CPP that have been issued by the Treasury, including, but not limited to the Interim Final Rule issued by the U.S. Treasury Department on June 15, 2009, together with any future amendments thereto, and any subsequent or similar legislation, rules, regulations and/or interpretations that may from time to time be enacted or promulgated.

“Senior executive officer,” “SEO” and “most highly compensated employee” have the meanings of such terms as defined under EESA and the regulations thereunder.  Generally, the determination of those individuals who are the Company’s SEOs or a High-5, Top-20, or Top-10 Employee for a calendar year during the TARP Period is fixed on January 1 of that year based on proxy statement rules (which automatically treat the CEO and CFO as SEOs) and compensation for the prior calendar year. Your execution of this letter agreement shall not be determinative of your status as an SEO, a High-5, Top-20 or Top-10 Employee. The Company will advise you as to whether you are an SEO, High-5, Top 20 and/ or Top-10 Employee of the Company.

“Company” means MB Financial, Inc. and includes MB Financial Bank, N.A. and any other entities treated as a single employer with MB Financial, Inc. under EESA.

The application of paragraphs (A) through (F) of this letter agreement are intended to, and shall be interpreted, administered and construed to amend the Compensation Arrangements only to the extent necessary to comply with the limitations, prohibitions and requirements of EESA and, to the maximum extent consistent with paragraphs (A) through (F) and EESA, to permit the operation of the Compensation Arrangements in accordance with their terms before giving effect to the provisions of this letter agreement. The application of paragraphs (A) through (F) above are also intended to advise you of the possibility that incentive or other compensation paid or payable to you may be subject to clawback or repayment under applicable law, rules or regulations, including, but not limited to EESA.

If this letter agreement sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter agreement will then constitute our agreement on this subject.

Sincerely,
MB Financial, Inc.

By:
Name:
Title:

Intending to be legally bound, I agree to and accept the foregoing terms:

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